EXHIBIT 10.5
AFFILIATION AGREEMENT
THIS AGREEMENT (the “Agreement”) is made as of October 3, 2007 between Allegro MicroSystems, Inc., a Delaware corporation with its principal offices at 115 Northeast Cutoff, Worcester, Massachusetts 01615 (“Allegro”); and Sanken Electric Co., Ltd., a Japanese corporation with its principal offices at 3-6-3 Kitano, Niiza-shi, Saitama, Japan (“Sanken”).
WHEREAS, Allegro anticipates an initial public offering (“IPO”) of its common stock, after which Allegro will become a public company; and
WHEREAS, the parties wish to clarify the contractual relationships between Allegro and Sanken and between Allegro and Polar Semiconductor, Inc. (“PSI”), a wholly-owned subsidiary of Sanken located in Bloomington, Minnesota; and
WHEREAS, the parties wish to anticipate their communications and exchanges of information after the IPO, and provide for appropriate treatment of information that is confidential or non-public.
NOW, THEREFORE, the parties hereby agree as follows:
1.      Formal Agreements.
Allegro and Sanken (collectively referred to as “Parties” and singularly as “Party”) acknowledge that Allegro is a party to those written agreements with Sanken and/or PSI that are set forth on Exhibit A to this Agreement.
2.      Terminated Agreements.
The Parties acknowledge that those written agreements between Sanken and Allegro that are set forth on Exhibit B have terminated or expired, and if not terminated or expired as of the date of this Agreement, such agreements are hereby terminated pursuant to this Agreement.
3.      Confidentiality.
Without limiting any rights or obligations under any existing or future agreement between the Parties concerning confidentiality, the Parties agree not to disclose to any third party without written authorization of the disclosing Party any Confidential Information received from the disclosing Party, and further, to use the same standard of care it employs for the protection of its own confidential information to prevent

Confidential Information originating with the disclosing Party from being disclosed to any third party outside its employ for a term of five (5) years from the date of the respective disclosure and to disclose such information to its employees only on a need-to-know basis. As used in this Agreement “Confidential Information” shall include but not be limited to all information regarding patents, products, designs, marketing plans, processes, inventions, formulae, pricing and cost information, specifications, drawings, samples or other confidential or proprietary information or data furnished by one Party to the other.
For purposes of this Agreement, all Confidential Information disclosed either orally or in writing, whether identified as confidential or not, will be considered by the Parties to be “Confidential Information” unless the disclosed information (a) was in the receiving Party’s possession before receipt from the disclosing Party; (b) is or becomes a matter of public knowledge through no fault of the Receiving party; (c) is rightfully received by the receiving Party from a rightfully possessing third party without a duty of confidentiality; (d) is required to be disclosed by court order or other lawful governmental actions, but only to the extent so ordered, and provided that the Party so ordered shall notify the disclosing Party so that the disclosing Party may attempt to obtain a protective order; or (e) is independently developed by an employee of the receiving Party who has not had access to any Confidential Information of the disclosing Party. A Party may disclose Confidential Information to the Party’s employees, agents or subcontractors as reasonably necessary or appropriate, provided that before disclosure such recipients are informed of the confidential nature of the Confidential Information and the disclosing Party shall ensure compliance by its employees, agents or subcontractors with the confidentiality provisions of this Agreement.
No license to the receiving Party under any patent or other property of the disclosing Party is granted or implied by disclosing Confidential Information or any other information to the receiving Party. None of such disclosed information which may be transmitted or exchanged by the respective Parties shall constitute any representation, warranty, assurance, guaranty, or inducement by either Party to the other with respect to the Confidential Information, including but not limited to non-infringement of patents or other proprietary rights of any third party.
4.      Non-Public Information.
The Parties agree that for so long as a Party is in possession of any material non-public information regarding the other Party or any securities issued by the other Party, as the term “material non-public information” is used in Regulation FD promulgated by the U.S. Securities and Exchange Commission, such Party (a) will maintain such material non-public information in confidence; and (b) will not purchase, sell, or otherwise engage in any similar transaction relating to, the securities of the other Party.

5.      Exchange of Business Information.
The Parties maintain a strategic business relationship and engage in substantial transactions on an ongoing basis, including without limitation purchase and sale of products, joint technology development and loan transactions. Allegro is a major customer of PSI and has other substantial business relationships with PSI. The financial results of Allegro must be consolidated into Sanken’s financial statements. Accordingly, the Parties recognize that communication between Sanken and Allegro is constant and will be far more extensive than communications that Allegro may have with other shareholders.
Allegro agrees to provide Sanken with substantially comparable information as Allegro provided to Sanken prior to the IPO, including without limitation quarterly update information, subject to compliance with applicable securities laws and the undertakings set forth in Sections 3 and 4 of this Agreement. The Parties agree to conduct their strategic and business communications pursuant to practices developed in the ordinary course of business that are consistent with Allegro’s corporate governance procedures and the overall interests of Allegro and its shareholders.
6.      Financial Statement Coordination.
Allegro agrees to provide Sanken with sufficient and timely financial information as may be necessary to enable Sanken to prepare its consolidated financial statements on a timely basis. The parties recognize that after the IPO Allegro will have its own public reporting obligations. This may impact Allegro’s ability to provide financial information as early as it was provided to Sanken prior to the IPO. Nevertheless, Allegro will exert its best efforts to supply information sufficiently in advance to Sanken, while Sanken will seek to minimize the burden of such requests upon Allegro.
Allegro will keep Sanken advised of any changes in financial projections that may impact Sanken’s own financial projections. Allegro agrees not to change its independent certified public accountants or its fiscal year without Sanken’s prior written consent (which consent will not be unreasonably withheld). Allegro agrees not to initiate any major change of accounting policy without consultation with Sanken unless such change is required by law or governing accounting principles.
7.      Press Releases; Required Disclosure.
The Parties agree to consult with each other as to the timing of annual and quarterly earnings releases and any financial guidance that is publicly provided. The Parties will strive to issue their annual and quarterly earnings releases at approximately the same time on the same date. Neither Party will issue any press release that may have a material impact on the public trading price of its common stock (or the common stock of the other Party) without prior consultation with the other Party, except to the extent required by law.
The Parties are subject to the laws of different countries and the regulations of different stock exchanges. The Parties recognize that one Party may be compelled to make a public disclosure due to applicable law or regulations, or to ensure consistency with past disclosures, that would not otherwise be made by the other Party. It is further recognized that such a public disclosure by one Party may trigger public disclosure by the other Party. Nothing in this Agreement shall prevent a Party from making any public disclosure that it believes in good faith is required under applicable law or regulations. Notwithstanding the foregoing, in any such cases a Party shall exert its best efforts to consult with the other Party with as much advance notice as is reasonable under the circumstances, and to consider proposals from such other Party concerning the coordination of public disclosure or press releases.
8.      Further Assurances.
The Parties agree to execute, or cause to be executed, any and all documents or agreements as shall be necessary or appropriate in order to effectuate the matters described in this Agreement.
9.      Governmental Filings.
Each Party shall determine in its sole discretion whether such Party is required to file or otherwise submit this Agreement and/or any description hereof with or to any governmental authorities or securities exchanges, including, without limitation, the U.S. Securities and Exchange Commission, NASDAQ, the Japanese Securities and Exchange Surveillance Commission or the Tokyo Stock Exchange. If a Party (as the Submitting Party) determines that it is required to file or otherwise submit this Agreement and/or any description hereof with or to any such governmental authority or securities exchange, as applicable, then such Submitting Party shall with respect to such proposed filing or submission: (i) provide a copy of such filing or submission to the other party (as the Non-Submitting Party) reasonably prior to its filing or submission, and (ii) to the extent that the Submitting Party intends to request confidential treatment for any portion or portions of this Agreement, the Submitting Party will (A) provide a reasonable amount of time for the Non-Submitting Party’s review of such confidentiality request and any redactions comprising such intended request and (B) give good faith consideration to the Non-Submitting Party’s comments and requests for any additional or different redactions.
10.    Miscellaneous Provisions.
          10.1    Entire Agreement. This Agreement constitute the entire understanding between the Parties with respect to the matters described herein, superseding all prior agreements, negotiations or discussions between the Parties regarding such subject matter. This Agreement shall not impact any agreement between the Parties that does not address the specific subject matter of this Agreement, including without limitation those agreements described in Sections 1 and 2 hereof.
          10.2    Amendments. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by a duly authorized representative of each Party.
          10.3    Assignment. Neither Party shall assign any or all of its rights and obligations under this Agreement without the prior written consent of the other Party.
          10.4    Waiver. Any failure by a Party to exercise or enforce any right under this Agreement shall not be deemed a waiver of such Party’s right thereafter to enforce each and every term and condition of this Agreement.
          10.5    Language. This Agreement was drafted and executed in the English language.
          10.6    Notices. Notices under this Agreement may be sent by e-mail or courier service. Notice shall be sent to the address set forth on the first page of this Agreement or to such other address and contact person as a Party may designate, or to the email address of any such designated contact person.
          10.7    Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.
          10.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
          10.9    Dispute Resolution. The Parties shall make best efforts to try to resolve any and all claims, controversies or difficulties between the parties (“Claims”) by mutual discussions in good faith. Should the Parties be unable to reach resolution themselves, Claims shall be finally settled by arbitration as follows: if Allegro initiates the arbitration proceeding, arbitration will be held in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association; and if Sanken initiates the arbitration proceeding, arbitration will be held in the State of Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

ALLEGRO MICROSYSTEMS, INC.	SANKEN ELECTRIC CO., LTD.

/s/ Dennis H. Fitzgerald	/s/ Sadatoshi Iijima

Dennis H. Fitzgerald	Sadatoshi Iijima
President and Chief Executive Officer	President

EXHIBIT A
Formal Agreements
1.	Distribution Agreement Japan between Allegro and Sanken dated July 5, 2007, pursuant to which Sanken acts as exclusive distributor of Allegro products in Japan.

2.	Distribution Agreement between Sanken and Allegro dated July 5, 2007, pursuant to which Allegro acts as exclusive distributor (with limited exceptions) of Sanken semiconductor products in North and South America.

3.	Sales Representative Agreement between Sanken and Allegro dated July 5, 2007, pursuant to which Allegro acts as a sales representative for certain Sanken products in North and South America.

4.	Wafer Foundry Agreement between PSI and Allegro dated August 1, 2007, pursuant to which PSI supplies wafer products to Allegro.

5.	Joint Technology Development Agreement among PSI, Sanken and Allegro effective as of September 13, 2007, being an amendment and restatement of an agreement originally dated February 15, 2006, providing for the development of SG5 technology by PSI for the benefit of Sanken and Allegro.

6.	Purchasing Agreement between Allegro and Sanken dated October 1, 1997, providing compensation for purchasing activities conducted by one party on behalf of the other party.

7.	Patent License Agreement between Sanken and Allegro dated May 13, 2004, granting Allegro a non-exclusive license under specified Sanken patents.

8.	Agreement as to Sanken Employees on loan to Allegro MicroSystems, Inc. dated April 1, 1997, addressing Sanken employees an assignment to Allegro.

9.	Loan Agreements between Sanken and Allegro, as follows:
(a)	Agreement dated April 18, 2003.

(b)	Agreement dated April 12, 2004.

(c)	Agreement dated July 13, 2005.

(d)	Agreement dated January 26, 2007.

10.	Technology Transfer Agreement between Sanken and Allegro dated November 30, 2002, pursuant to which certain technology was transferred from Allegro to Sanken.

11.	Sanken and Allegro are joint parties to a License Agreement with Sharp Corporation dated December 28, 2006 pursuant to which Sanken and Allegro are entitled to use the tradename “Allegro” in Japan.

EXHIBIT B
Terminated Agreements
1.	Purchase and Sale Agreement between Sanken and Allegro dated October 1, 1994, superseded by the Distribution Agreement Japan described in Item 1 of Exhibit A.

2.	Purchase and Sale Agreement between Sanken and Allegro dated September 1, 1994, superseded by the Distribution Agreement described in Item 2 of Exhibit A.

3.	Representative Agreement between Sanken and Allegro dated October 1, 1997, superseded by the Sales Representative Agreement described in Item 3 of Exhibit A.

4.	Contract Manufacturing Agreement between Allegro and Sanken dated October 1, 1997, which agreement is hereby terminated by the parties effective as of the date of this Agreement.

5.	Purchase and Sale Agreement between Sanken and Allegro dated April 1, 1991.

6.	Subcontract Assembly Agreement between Sanken and Allegro dated January 1, 1994.

7.	Representative Agreement between Sanken and Allegro commencing on April 1, 1997.

8.	Representative Agreement between P. T. Sanken Indonesia and Allegro dated April 1, 1998.

9.	Agreement between Sanken and Allegro dated August 30, 1994 regarding commission splits.